EXHIBIT 19
HNI Corporation Policy on Securities Trades by Directors, Officers and Members
Purpose
This Policy on Securities Trades by Directors, Officers and Members (“Policy”) provides guidelines with respect to transactions in securities of HNI Corporation (the “Corporation” or “HNI”) and securities of other covered companies referred to below. This Policy promotes compliance with applicable securities laws by prohibiting certain persons who are aware of material nonpublic information about HNI or another covered company from (i) trading in securities of HNI or that company or (ii) providing material nonpublic information to others who may trade on the information.
Persons Subject to the Policy
This Policy applies to the following persons (each of whom is referred to as a “Covered Person” and who are collectively referred to as “Covered Persons”):
•All officers and other employees (“members”) of the Corporation and its subsidiaries
•All members of the Corporation’s Board of Directors (“directors”)
•Family Members (as defined below) of any such officer, member or director
•Entities and other persons as described below subject to the influence or control of any such officer, member or director
•Other persons the Corporation may determine should be subject to this Policy, such as contractors, consultants or advisers who may obtain material nonpublic information in connection with their relationships with the Corporation
Transactions Subject to the Policy
This Policy applies to transactions in the Corporation’s securities (“Corporation Securities”), including HNI common stock, options to purchase common stock, restricted stock units, performance stock units, private notes, debt securities or any other type of securities the Corporation may issue (as well as derivative securities relating to any Corporation Securities whether or not issued by the Corporation).
This Policy also applies to the securities of companies (referred to as “other covered companies”) with which the Corporation or any of its subsidiaries (i) conducts business (including a customer or supplier) or (ii) engages or may engage in acquisitions, joint ventures, strategic alliances or other transactions, and about which Covered Persons may be aware of material nonpublic information.
Individual Responsibility
Each Covered Person has an ethical and legal obligation to maintain the confidentiality of information about the Corporation and to not engage in transactions in Corporation Securities or other covered securities while in possession of material nonpublic information. Each Covered Person is responsible for his or her compliance with this Policy as well as compliance by any Family Member or other person or entity whose transactions are subject to this Policy, as discussed below. Each Covered

Person is responsible for determining whether he or she is in possession of material nonpublic information, and no action on the part of the Corporation, the Administrator (as defined below) or any other member or director constitutes legal advice regarding, or protects a Covered Person from liability under, applicable securities laws. A Covered Person could be subject to severe legal penalties and disciplinary action by the Corporation for violating this Policy or applicable securities laws, as described below under the heading “Consequences of Violations.”
Administration of the Policy
The administrator of this Policy (the “Administrator”) is the Corporation’s Senior Vice President, Secretary and General Counsel or any other person designated by such officer to serve in this role. All determinations and interpretations by the Administrator relating to this Policy are binding on Covered Persons and not subject to further review.
Statement of Policy
No Covered Person who is aware of material nonpublic information relating to the Corporation may, directly or indirectly through Family Members or other covered persons or entities:
•Engage in, or offer to engage in, transactions in Corporation Securities, except as specifically permitted in this Policy,
•Recommend the purchase or sale of any Corporation Securities,
•Disclose material nonpublic information to persons within the Corporation whose jobs do not require them to have that information, or outside of the Corporation to other persons, unless disclosure is made in accordance with the Corporation’s policies regarding disclosure of information with respect to the Corporation, or
•Assist anyone to engage in the above activities.
In addition, no Covered Person who, in the course of such Covered Person’s service with or on behalf of the Corporation or its subsidiaries, learns of material nonpublic information about any customer, supplier or other covered company referred to above doing business or engaging in transactions with the Corporation or any of its subsidiaries may trade in such company’s securities until the information becomes public or is no longer material.
Covered Persons should be discreet in their handling of inside information and not discuss such information in public places where it can be overhead, such as elevators, restaurants, taxis, and airplanes.
There are no exceptions to this Policy, except as specifically noted in this Policy. For example, there is no exception to this Policy for small transactions or transactions that may be necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. As a result, there may be instances where a Covered Person will be required to forgo a planned transaction and suffer financial hardship because of the restrictions imposed by this Policy.

Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider it important in deciding to buy, hold or sell securities. Any information that is expected to affect the price of the Corporation’s common stock or any other Corporation Securities, or the price of the securities of any other covered company, whether positively or negatively, should be considered material. Materiality is based on facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, the following are some examples of information ordinarily regarded as material:
•Financial condition and results of operation of the Corporation, including quarterly and annual results
•Projections of future earnings or losses or other earnings guidance
•Changes to previously announced earnings guidance or the decision to suspend earnings guidance
•A pending or proposed merger, acquisition or tender offer, acquisition or disposition of a significant asset or a joint venture
•A corporate restructuring
•A change in dividend policy, the declaration of a stock split or an offering of additional securities
•Bank borrowings or other financing transactions out of the ordinary course
•The establishment, expansion or termination of a repurchase program for Corporation Securities
•A change in the Corporation’s pricing or cost structure
•A change in senior management
•A change in auditors or determination that the auditor’s reports may no longer be relied upon
•Development of a significant new product, process, or service
•Pending or threatened significant litigation or the resolution of such litigation
•A significant cyber-attack or other cybersecurity incident
•Impending bankruptcy or the existence of severe liquidity problems
•The gain or loss of a significant customer or supplier
•The imposition of a ban on trading in Corporation Securities or the securities of any other company
When Information is Considered Public. Information not disclosed to the public is generally considered to be nonpublic information. Information must be widely disseminated through one of the following means to qualify as disclosed to the public:
•In a Corporation press release disseminated through a widely distributed news or wire service
•In a report (such as a Form 8-K, Form 10-Q or Form 10-K) or other document publicly filed with the Securities and Exchange Commission (“SEC”)

•Through presentation of information on an earnings call or other communication that is publicly accessible, so long as the fact of and means to access the presentation have been publicly disclosed by a widely disseminated Corporation press release or SEC filing
By contrast, information would not be considered widely disseminated if the information is available only to the Corporation’s members or to a select group of analysts, brokers, and institutional investors. In addition, disclosure on the Corporation’s website or on a social media platform, by itself, would not be considered wide dissemination for purposes of this Policy.
Once information is widely disseminated, the investing public needs sufficient time to absorb the information. Generally, information should not be considered fully absorbed by the market until one full trading day after the information is released. Depending on the circumstances, the Corporation may determine a longer or shorter absorption period should apply to the release of particular material nonpublic information.
Precautions to Prevent Misuse or Unauthorized Disclosure
When a Covered Person has exposure to material nonpublic information, that person should consider taking the following precautions to prevent misuse or unauthorized disclosure, including:
•Maintaining files securely and avoiding storing material nonpublic information on computer systems that can be accessed by other individuals
•Avoiding discussing confidential matters in areas where conversation could be overheard
•Restricting disclosure of information on a “need to know” basis
•Refraining from making any statement on the Internet or via social media regarding the Corporation, since such a statement may be seen as a recommendation to buy or sell Corporation Securities
Transactions by Family Members and Other Persons
This Policy applies to the following family members of a Covered Person (referred to as “Family Members”): family members who reside with a Covered Person (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws); anyone else who lives in the Covered Person’s household; and any family members who do not live in such person’s household but whose transactions in Corporation Securities are directed by a Covered Person or are subject to such Covered Person’s influence or control, such as parents or children who consult with a Covered Person before they trade in securities.
A Covered Person is responsible for the transactions of Family Members and should advise the Family Members to confer with the Covered Person before they trade in Corporation Securities or other securities covered by this Policy. A Covered Person should treat all such transactions as if the transactions were for such person’s own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled or influenced by a Covered Person or such Family Members.

This Policy also applies to any entities or other persons whose securities transactions a Covered Person influences or controls, or whose securities transactions are controlled by a Covered Person’s Family Members, including any corporations, partnerships, limited liability companies or trusts (such entities collectively referred to as “Controlled Entities”). Transactions by Controlled Entities and any such other persons should be treated as if they were for such Covered Person’s own account.
Excluded Transactions
The following transactions are not covered by, and subject to the restrictions of, this Policy, except as noted:
•The vesting of restricted stock units (“RSUs”) or performance stock units (“PSUs”) granted pursuant to the Stock-Based Compensation Plan, or the exercise of a tax withholding right where the Corporation withholds shares of stock to satisfy tax withholding requirements upon the vesting of any RSUs or PSUs.
•Purchases of deferred share units under the Corporation’s executive or directors deferred compensation plan or the receipt of shares of common stock upon distribution of deferred share units held under either plan.
•Purchases of Corporation Securities in the Corporation’s Profit-Sharing Retirement Plan (“PSRP”) from periodic contribution of money to the plan pursuant to a payroll deduction.
•Purchases of Corporation Securities in the Corporation’s Member Stock Purchase Plan (“MSPP”) from periodic contribution of money to the MSPP by election made at the time of enrollment in the plan, except that this Policy does apply to an initial election to participate in the MSPP for any enrollment period.
•Purchases of Corporation Securities under the Corporation’s Dividend Reinvestment and Share Purchase Plan (“DRIP”) resulting from reinvestment of dividends paid on Corporation Securities, except that this Policy does apply to voluntary purchases of Corporation Securities from additional voluntary contributions made to the DRIP, and to an election to participate in the DRIP or increase the level of participation in the DRIP.
•Transactions in mutual funds that are invested in Corporation Securities.
•Transfers of Corporation Securities between brokerage accounts where no market sales or purchases occur.
•Any other purchase of Corporation Securities from the Corporation or sales of Corporation Securities to the Corporation.

Option Exercise
The exercise of stock options to purchase shares of Corporation common stock is covered by this Policy regardless of the type of exercise use (“exercise and sell to cover,” “exercise and sell,” “exercise and hold,” or “exercise and net”) even if there is no market sale of shares.
Sale Transactions
This Policy applies to all sales of Corporation Securities (other than sales to the Corporation), so even if a purchase or acquisition of shares described above is excluded from this Policy, a sale of those shares is covered by this Policy (for example, while the vesting of RSUs is excluded from this Policy, the sale of the shares acquired in the transaction is covered by this Policy).
PSRP Transactions
This Policy applies to elections made under the PSRP to (i) increase or decrease the percentage of periodic contributions allocated to the Corporation stock fund, (ii) make an intra-plan transfer of an existing account balance into or out of the Corporation stock fund, (iii) borrow money against the PSRP account if the loan will result in a liquidation of all or some of the Corporation stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Corporation stock fund.
Gifts of Corporation Securities
Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Corporation Securities while the person making the gift is aware of material nonpublic information, provided that Designated Individuals (as defined below) must pre-clear any proposed gift transaction as described below under the heading “Pre-Clearance to Trade.”
Special Prohibited Transactions
There is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. No Covered Person may engage in any of the following transactions:
Short-Term Trading. Any Covered Person who purchases Corporation Securities in the open market may not sell any Corporation Securities of the same class during the six months following the purchase (or vice versa). Further, short-term trading of Corporation Securities may subject directors and specified officers of the Corporation to short-swing profit liability under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Short Sales. All short sales of Corporation Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits directors and specified officers of the Corporation from engaging in short sales.

Publicly Traded Options. Put options, call options or other derivative securities on an exchange or in any other organized market are prohibited.
Hedging Transactions. Officers, directors and members of the Corporation and its subsidiaries are prohibited from engaging in any hedging or monetization transactions involving Corporation Securities, such as prepaid variable forwards, equity swaps, collars, and exchange funds.
Margin Accounts and Pledged Securities. Covered Persons are prohibited from holding Corporation Securities in a margin account or otherwise pledging Corporation Securities as collateral for a loan.
Standing and Limit Orders. Standing or limit orders on Corporation Securities (other than through a Rule 10b5-1 Plan, as defined below) are discouraged. If a Covered Person determines he or she must use a standing order or limit order, the order should be limited to short duration (in no event more than five trading days) and should otherwise comply with this Policy.
Level 1, Level 2, and Level 3 Designated Individuals
Members of the Corporation’s Board of Directors, officers of the Corporation subject to the reporting requirements of Section 16 of the Exchange Act, and other leaders of the Corporation as designated by the Administrator are collectively referred to as the “Level 1 Designated Individuals.”
Members of the Corporation who are not Level 1 Designated Individuals but who are deemed to be “insiders” by the Administrator consistent with existing legal requirements or at the discretion of the Administrator are collectively referred to as the “Level 2 Designated Individuals.”
Other members who generally have access to material nonpublic information as designated by the Administrator are referred to as the “Level 3 Designated Individuals.”
Level 1 Designated Individuals, Level 2 Designated Individuals, and Level 3 Designated Individuals are collectively referred to as the “Designated Individuals.”
Designated Individuals trading in Corporation Securities must observe the additional requirements of this Policy specified below.
Blackout Periods / Open Windows
Except as otherwise specifically permitted in this Policy, Designated Individuals are prohibited from transacting in Corporation Securities other than during an Open Window, which is any period that is not designated below as (i) a quarterly period in which trading in Corporation Securities is prohibited or (ii) an event-specific period in which trading in Corporation Securities or other covered securities is prohibited. Any such period in which trading by Designated Individuals is prohibited is referred to as a “Blackout Period.”
Quarterly Blackout Periods. Quarterly Blackout Periods are the periods beginning at the close of market on the 15th day prior to the last day of a fiscal quarter and ending at the close of business one full trading day following the Corporation’s public disclosure of financial results for the quarter. The following example indicates when a Designated Individual may first trade after public announcement of quarterly earnings:

Announcement on Tuesday    First Day of Trading
Before market opens    Wednesday
While market is open    Thursday
After market closes    Thursday
The Administrator will attempt to notify Designated Individuals of the beginning of each quarterly Blackout Period.
Event-Specific Blackout Periods. From time to time, other types of material information regarding the Corporation or other companies in connection with specific events (such as negotiations of mergers, acquisitions or dispositions or securities offerings) may not be publicly disclosed. While disclosure of such material nonpublic information is pending, the Administrator may impose special Blackout Periods during which some or all Designated Individuals are prohibited from trading in Corporation Securities or other covered securities. If the Administrator imposes a special Blackout Period, any Designated Individual prohibited from trading will be notified by the Administrator. The Administrator also will notify each such Designated Individual when the Blackout Period is terminated and trading in Corporation Securities or other covered securities is permitted.
Except as otherwise specifically permitted in this Policy, trading in Corporation Securities or other covered securities is prohibited any time a Designated Individual is aware of material nonpublic information, even during an Open Window.
Pre-Clearance to Trade
Except with respect to transactions pursuant to a Rule 10b5-1 Plan as described below, Level 1 and Level 2 Designated Individuals are prohibited from trading in Corporation Securities without first obtaining pre-clearance from the Administrator. Level 1 and Level 2 Designated Individuals are more likely to have access to material nonpublic information because of their positions or affiliations with the Corporation and, as a result, their trades in Corporation Securities are more likely to be subject to greater scrutiny. A request for pre-clearance should be submitted to the Administrator using the attached Request for Clearance to Trade form at least two business days before the proposed transaction and shall comply with any other procedures established by the Administrator. The Administrator is under no obligation to approve a transaction submitted for pre-clearance and will have sole discretion to determine whether to permit the transaction. The Administrator may establish other pre-clearance requirements for any Designated Individual or such Designated Individual’s Family Members or Controlled Entities at any time.
If a Level 1 or Level 2 Designated Individual seeks pre-clearance and the request is denied, he or she should refrain from engaging in any transaction in Corporation Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a Blackout Period, the transaction may not be completed.

Pre-clearance of a transaction is valid only for the two-business day period immediately following receipt by the Level 1 or Level 2 Designated Individual of such pre-clearance, unless otherwise approved by the Administrator.
When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Corporation and should provide a detailed description of those circumstances to the Administrator.
Designated Individuals who have a reporting obligation under Section 16 of the Exchange Act must refrain from a transaction when they have effected any non-exempt “opposite-way” transactions within the past six months. Designated Individuals who have a reporting obligation under Section 16 of the Exchange Act should also be prepared to file Form 144, if necessary, at the time of any sale.
Neither the Corporation nor any of its directors, officers or members will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear, or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10b5-1 Plan or other request under this Policy.
For sales of Corporation Securities from the MSPP, Level 1 and Level 2 Designated Individuals must first transfer the shares from the MSPP to another brokerage account of the Level 1 or Level 2 Designated Individual (which can be done at any time provided no sales or purchases of Corporation Securities occur) and then seek pre-clearance or use a Rule 10b5-1 Plan to sell the shares from the Level 1 or Level 2 Designated Individual’s brokerage account. Fidelity is the Corporation’s preferred broker for these transactions.
Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability. To rely on this defense, a Covered Person must establish a Rule 10b5-1 plan for transactions in Corporation Securities meeting the conditions of the rule (a “Rule 10b5-1 Plan”). To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Administrator before it is effective. A Rule 10b5-1 Plan must be established in good faith during an Open Window and when the Covered Person who establishes the Rule 10b5-1 Plan is not aware of material nonpublic information.
Once the plan is adopted, such Covered Person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date of any trade. Each plan must specify the number, pricing, and timing of transactions in advance or delegate discretion on these matters to an independent third party. Once a Rule 10b5-1 Plan is effective and has been approved in accordance with this paragraph, no further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
Level 1 and Level 2 Designated Individuals must complete, sign, and return to the Administrator the attached Representation Statement prior to establishing, modifying, or terminating (other than by plan expiration) a Rule 10b5-1 Plan.
Cooling Off Periods. Trades may not be commenced under a Rule 10b5-1 Plan that is established or modified by a Level 1 Designated Individual until the later of (1) ninety (90) calendar days after adoption or modification of the Rule 10b5-1 Plan, or (2) two business days following disclosure of the Corporation’s financial results in a Form 10-Q or Form 10-K filing for the completed fiscal quarter in which the plan was adopted or modified (but not longer than 120 calendar days).
Trades may not be commenced under a Rule 10b5-1 Plan that is established or modified by a Level 2 Designated Individual until at least thirty (30) calendar days after adoption of the Rule 10b5-1 Plan.
Level 1 and Level 2 Designated Individuals may not amend, modify, or terminate (other than by plan expiration) a Rule 10b5-1 Plan during a Blackout Period or when aware of material nonpublic information. If a Rule 10b5-1 Plan of a Level 1 or Level 2 Designated Individual is terminated (other than by plan expiration) during an Open Window, unless otherwise approved by the Administrator, the Designated Individual must wait until the next Open Window before establishing a new Rule 10b5-1 Plan or (if applicable) trading outside of a Rule 10b5-1 Plan.
Overlapping Plans. Unless approved by the Administrator, Level 1 and Level 2 Designated Individuals may not use multiple overlapping Rule 10b5-1 Plans. Typical exceptions may include (i) a series of separate contracts with different broker-dealers or agents that, when taken as a whole, effectively function as a single plan and meet the applicable requirements, (ii) a second plan under which trading is authorized to begin only after all trades under an earlier-commencing plan are completed or expired, and (iii) a plan providing for an agent to sell Corporation Securities in a “sell-to-cover” transaction only as necessary to satisfy tax withholding obligations arising exclusively from the vesting of an equity award, such as an award of restricted stock or stock appreciation rights, but not of stock options.
Single-Trade Rule 10b5-1 Plans. Level 1 and Level 2 Designated Individuals may not establish more than one Rule 10b5-1 Plan within any consecutive twelve (12) month period where the Rule 10b5-1 Plan could trigger all transactions under the plan in a single trade, unless the plan authorizes only “sell-to-cover” transactions meeting the requirements described above.
Open Market Transaction With a Pending Rule 10b5-1 Plan. No Covered Person may commence any open market transaction in Corporation Securities while they have a Rule 10b5-1 Plan in effect unless approved by the Administrator.
Post-Transaction Notices by Section 16 Filers
Designated Individuals who have a reporting obligation under Section 16 of the Exchange Act must also notify the Administrator of the occurrence of any purchase, sale or other acquisition or disposition of Corporation Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Designated Individual, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.
Consequences of Violations
The purchase or sale of securities (any securities, not just Corporation Securities) while aware of material nonpublic information, or the disclosure to others of material nonpublic information who then trade in securities, is prohibited by law. Punishment for insider trading, including tipping (i.e., communicating material nonpublic information to persons who might be expected to trade while in possession of that information), is severe and could include fines and imprisonment. In addition, failure to comply with this Policy may subject a member to discipline from the Corporation, including termination, whether or not such member’s failure to comply results in a violation of law. Any monetary penalties or other sanctions imposed upon, or liabilities incurred by, a Covered Person for insider trading will be the sole responsibility of that Covered Person. The Corporation will not cover or indemnify the Covered Person for these costs.
While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” within the organization if they fail to take reasonable steps to prevent insider trading by company personnel. The Corporation could itself face a criminal penalty of up to $25 million, while its members could be assessed criminal penalties of up to $5 million and civil penalties of up to three times the profit gained, or loss avoided, as a result of a member’s violation.
Applicability of Policy to Former Insiders
This Policy continues to apply to transactions in Corporation Securities even after termination of service to the Corporation. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Corporation Securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading “Pre-Clearance to Trade” above, however, will cease to apply to transactions in Corporation Securities [upon the expiration of any Blackout Period or other Corporation-imposed trading restrictions in force] at the time of such individual’s termination of service.
The Administrator will, under most circumstances, require Level 1 and Level 2 Designated Individuals to continue to comply with the trading restrictions imposed under this Policy for six months following the termination of employment of a Level 1 or Level 2 Designated Individual or their removal as a Level 1 Designated Individual or Level 2 Designated Individual.
Responsibility
The Administrator will disseminate this Policy and inform Covered Persons as to its interpretation and application. Each Covered Person should use his or her best judgment with respect to compliance and contact the Administrator if potential issues arise. The Administrator will prepare and disseminate to Covered Persons educational materials relating to this Policy and communicate this Policy and advise Covered Persons on its application in individual situations.
The Administrator has the discretion, on a case-by-case basis and in appropriate circumstances, to waive or modify the application of any provision of this Policy so long as no such waiver or modification will result in any Covered Person engaging in a transaction in Corporation Securities or other securities covered by this Policy while aware of material nonpublic information. Any transaction undertaken pursuant to any such waiver or modification shall be deemed to be in compliance with this Policy.

Direct any questions or comments regarding this Policy or its implementation to the Administrator.

Policy revised: January 14, 2025

REQUEST FOR CLEARANCE TO TRADE
Name:
Date:
I hereby request clearance for myself (or a Family Member or Controlled Entity) to execute the following transaction relating to the securities of HNI Corporation. Capitalized terms have the meaning ascribed to them in the HNI Corporation Policy on Securities Trades by Directors, Officers and Members (the “Policy”).
Type of Transaction:
☐    I wish to purchase. Number and type of securities to be purchased:
☐    I wish to sell. Number and type of securities to be sold:
☐    I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a “cashless exercise” or “same day sale” and hold any remaining shares of common stock in my brokerage account.
Number of options to be exercised:
Number of shares of common stock to be sold:
Number of shares of common stock held in account:
☐    Other transaction:
If the request is for a member of my immediate family or household:
Name of Person:                 Relationship:
I hereby certify and represent that I am not aware of, and I am not in possession of, any material nonpublic information as described in the Policy, and I agree that should I become aware of any material nonpublic information concerning the Corporation before completing the approved transaction, I will not complete the transaction. I understand that once approved, this authorization is valid on the date of approval and for two business days thereafter. I further understand that the approval will lapse if I become in possession of, or, in the judgment of the Administrator, I am likely to be in possession of material nonpublic information, or otherwise on the expiration of the two-business day period of this approval.

Signature
Approved by:

Administrator                Date

REPRESENTATION STATEMENT
Name:
Date:
I wish to execute, amend, or terminate (other than through plan expiration) a Rule 10b5-1 Plan for trading in Corporation Securities.
Capitalized terms have the meaning ascribed to them in the HNI Corporation Policy on Securities Trades by Directors, Officers and Members (the “Policy”).
I hereby certify and represent that:
1.    I am not aware of, and I am not in possession of, any material nonpublic information as described in the Policy.
2.    I am entering into the Rule 10b5-1 Plan in good faith and will act in good faith with respect to the contract, instruction or plan I will execute, give, or adopt.

Signature